Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N     E     W     S         R     E     L     E     A     S     E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 16, 2008
LIBBEY INC. REPORTS PRELIMINARY THIRD QUARTER 2008
RESULTS AND REVISES FULL-YEAR 2008 GUIDANCE
•	Global economic conditions lead to revision in forecasts
•	Solid year-over-year sales growth an indication of Company’s health and brand strength
•	Company’s liquidity and cash generation remain strong
TOLEDO, OHIO, OCTOBER 16, 2008—Libbey Inc. (NYSE: LBY) announced today that it expects its income from operations for the third quarter ended September 30, 2008, to be approximately $14.6 million on increased sales of approximately 4.5 percent, or $211.5 million, as compared with income from operations of $14.7 million and sales of $202.4 million in the prior-year third quarter.
This is expected to result in earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $24.5 million for the 2008 third quarter. On August 1, 2008, Libbey had given EBITDA guidance of $27.0 million to $29.0 million for the quarter.
John F. Meier, chairman and chief executive officer, said today’s announcement does not indicate a weakening of the Company’s underlying business or its market position. “Our year-over-year sales growth despite the state of the global economic markets is a strong indication of the health of our business and the strength of our brands. We expect to achieve income from operations of $14.6 million in line with the performance of $14.7 million in the third quarter of 2007, a very solid performance in the face of this difficult economic environment. We also experienced an unfavorable swing in non-cash foreign currency translation losses versus the prior-year quarter of approximately $3.0 million, which, along with lower than expected sales as the result of market weakness in

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September and substantial increases in key costs, are expected to contribute to EBITDA of approximately $24.5 million.”
Mr. Meier continued, “While visibility has been clouded by the uncertainty of the global economy, we expect fourth-quarter 2008 sales of $210.0 million to $220.0 million and EBITDA of $20.5 million to $23.5 million. The significant recent weaknesses in the Mexican peso, consumer confidence and performance in the foodservice channel are all expected to contribute to these results during the fourth quarter. Based on this forecast for the fourth quarter, we expect full-year 2008 sales of $833.0 million to $843.0 million and EBITDA in the range of $97.0 million to $100.0 million.”
Libbey also reported that it had available capacity of approximately $75.0 million under its Asset Based Loan (ABL) credit facility as of September 30, 2008, compared with availability of $71.1 million at June 30, 2008. In addition, the Company expects to generate approximately $12.0 million to $15.0 million of free cash flow during the fourth quarter of 2008.
Webcast Information
Libbey will hold a brief conference call for investors on Friday, October 17, 2008, at 11 a.m. Eastern Daylight Time to discuss current economic market conditions. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. You may also participate by dialing 1-800-240-2134. A replay will be available for 14 days after the conclusion of the call.
The Company expects to announce earnings for the third quarter of 2008 on October 30, 2008, and will hold its regular more extensive conference call at that time.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs;

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protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, for 120 years, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.

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